Exhibit 99.2

CUSIP NO. 256135203	13G	Page 18 of 18

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company.
Colonial First State Asset Management (Australia) Limited	IA (AU registered)
Colonial First State Investments Limited	IA (AU registered)
Commonwealth Bank Officers Superannuation Corporation Pty Limited	IA (AU registered)
First State Investments (Hong Kong) Limited	IA (HK registered)
First State Investments International Limited	IA (UK registered)
First State Investments (Singapore)	IA (SNG registered)